                                                                    Exhibit 12.1

                              THE GSI GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                            (Dollars in Thousands)

                                                                    Year ended December 31,
                                           -----------------------------------------------------------------------
                                             1995(1)         1996            1997          1998           1999
                                           -----------    -----------    -----------    -----------    -----------
Income (Loss) from continuing
   operations........................      $    (1,758)   $    10,981    $    15,731    $        17    $    (2,677)
                                           ===========    ===========    ===========    ===========    ===========
Add Fixed Charges:
Interest expense on borrowings and
   amortization of deferred
   financing costs...................            2,894          3,590          6,174         12,946         14,768
Interest portion of rent expense.....              531            432          1,164            955            750
                                           -----------    -----------    -----------    -----------    -----------
                                                 3,425          4,022          7,338         13,901         15,518
                                           ===========    ===========    ===========    ===========    ===========

Adjusted Earnings....................            1,667         15,003         23,069         13,918         12,841
                                           ===========    ===========    ===========    ===========    ===========
Ratio of Earnings to Fixed
   Charges...........................               (2)          3.73x          3.14x          1.00x          0.83x

(1) In December 1995, the Company signed an agreement to sell the working capital and fixed assets of its Heritage Vinyl Division. In January 1996, the sale was closed. The Company's 1994 and prior year financial statements were restated to reflect this discontinued operation.
(2) The ratio of earnings to fixed charges is expressed as the ratio of fixed charges plus pretax earnings to fixed charges. Fixed charges include interest on borrowings, amortization of deferred financing costs and the interest portion of rent expense. Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $1.8 million.

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